Exhibit 99.1

July 28, 2004

Contact: Craig McCollam
Dionex Corporation
408-481-4107

DIONEX REPORTS RECORD SALES AND EPS FOR THE FULL YEAR AND FOURTH QUARTER

FOR RELEASE WEDNESDAY, JULY 28, 2004, 1:05 P.M. PST

Sunnyvale, California — Dionex Corporation (NASDAQ: DNEX) today announced record sales and earnings per share for its full year and fourth quarter of fiscal 2004.

Sales for the fiscal year ended June 30, 2004, were $258.8 million, an increase of 20%, compared with the $214.9 million reported for the last fiscal year. Excluding the favorable effects of currency fluctuations, sales grew by 12% for the year. Diluted earnings per share for the year were $1.89, an increase of 30% over the $1.45 reported last year. Diluted earnings per share for the year increased 24% compared with the $1.52 reported for fiscal 2003, excluding the write-off of an investment in an unaffiliated entity in fiscal 2003. Cash flow from operations was very strong, totaling over $51 million for the year.

For the fourth quarter ended June 30, 2004, sales were $69.3 million, an increase of 21%, compared with the $57.1 million reported in the fourth quarter of last year. Excluding the favorable effects of currency fluctuations, sales grew by 15% for the quarter. Diluted earnings per share for the quarter were $.49, an increase of 23%, compared with the $.40 reported for the same quarter last year. Cash flow from operations for the quarter was very strong, totaling over $15 million.

During the fourth quarter, the Company repurchased 463,600 shares of its common stock, bringing the total shares repurchased for the year to 1,116,300 shares. In fiscal 2003, the Company repurchased 722,700 shares of its common stock.

A. Blaine Bowman, Chairman of the Board, commenting on the results, said, “We finished the year with a strong fourth quarter. These fourth quarter results add to the very strong results of the first three quarters, bringing our sales and earnings per share for the full year to the highest level in the history of the Company. We experienced solid growth in our three major geographic regions and in all of our key markets. We also saw good growth in both ion chromatography and HPLC. With these positive trends and the good momentum we have, we believe that we are well-positioned for continued success in fiscal 2005.”

Lukas Braunschweiler, President and Chief Executive Officer, added, “We are very pleased to finish the year so strongly. We ended this year with very strong growth in both sales and earnings per share. Our operating income grew 28% for the year to over $61 million, or 23.8% of sales. Sales in North America grew in the mid-single digits for the year, showing strong momentum and a positive trend in the last two quarters. Sales in Europe grew 19% for the year and 13% for the quarter. We are very pleased with the growth coming from Europe as the economic conditions in certain countries are still challenging, especially in Germany. Sales in Asia/Pacific grew over 40% for the year and grew over 50% in the fourth quarter. The strong growth in our Asia/Pacific region was driven by strong growth in Japan and China. Sales related to the new drinking water regulations in Japan added an estimated $3 million in incremental revenues for the quarter and $8 million for the full year 2004.

“We believe that we are well-positioned for solid growth in fiscal 2005. Looking at the first quarter, we estimate that sales will be in the range of $59-$61 million and that diluted earnings per share will be in the range of $.37-$.39. For the entire year, we estimate that sales will be in the range of $275-$285 million and diluted earnings per share will be in the range of $2.07-$2.13. These estimates are based on the following assumptions: (a) continued improvements in the U.S. and European economies, (b) the sales from the drinking water regulations in Japan in fiscal 2004 will not recur at the same level in fiscal 2005, and (c) currency fluctuations will again provide some benefit to sales and earnings per share in fiscal 2005, though less than fiscal 2004. Overall, we anticipate our underlying business will grow as strongly in 2005 as in fiscal 2004.”

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company’s systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

The company will discuss fourth quarter results in a conference call on Wednesday, July 28, 2004 at 1:30 p.m. Pacific Time (PT). To listen to the call live, please turn into the webcast via www.Dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Thursday July 29, 2004 until 5:00 p.m. PT, Friday, August 13, 2004.

Certain statements regarding sales and earnings contained herein that are not purely historical are forward-looking statements. Factors that may affect sales and earnings causing actual results to differ from these statements are foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and existing product obsolescence. These factors and other risk and uncertainties are discussed in greater detail in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

Net sales	$69,273	$57,090	$258,834	$214,909
Cost of sales	24,470	19,191	88,944	73,273

Gross profit	44,803	37,899	169,890	141,636

Operating expenses:
Selling, general and administrative	23,671	20,862	89,100	76,929
Research and product development	4,951	4,472	19,155	16,888

Total operating expenses	28,622	25,334	108,255	93,817

Operating income	16,181	12,565	61,635	47,819
Interest income, net	201	117	561	312
Write-off of a non-affliate investment	—	—	—	(2,067)
Other income (expense)	(72)	71	(340)	497

Income before taxes on income	16,310	12,753	61,856	46,561
Taxes on income	5,678	4,145	20,481	15,133

Net income	$10,632	$8,608	$41,375	$31,428

Basic earnings per share	$0.51	$0.41	$1.96	$1.49

Diluted earnings per share	$0.49	$0.40	$1.89	$1.45

Shares used in computing per share amounts:
Basic	20,928	20,928	21,056	21,057

Diluted	21,823	21,653	21,943	21,632

RECONCILIATION OF DILUTED EARNINGS PER SHARE BEFORE WRITE-OFF OF A NON-AFFILIATE INVESTMENT:
Net income, as reported	10,632	8,608	41,375	31,428
Writoff of non-affiliate investment	—	—	—	2,067
Tax effect	—	—	—	(672)
Adjusted net income	$10,632	$8,608	$41,375	$32,823

Adjusted diluted earnings per share	$0.49	$0.40	$1.89	$1.52

Shares used to compute adjusted diluted earnings per share	21,823	21,653	21,943	21,632

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT JUNE 30, 2004 AND JUNE 30, 2003
(In thousands)
Unaudited

	June 30,	June 30,
	2004	2003

ASSETS
Current assets:
Cash and equivalents	$57,182	$46,831
Marketable equity securities	1,604	1,402
Accounts receivable, net	53,128	46,613
Inventories	24,838	25,462
Other current assets	14,168	12,737

Total current assets	150,920	133,045
Property, plant and equipment, net	46,656	45,436
Goodwill and other intangible assets	29,032	28,856
Other assets	8,857	5,763

	$235,465	$213,100

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$1,468	$1,334
Accounts payable	8,113	5,443
Accrued liabilities	31,821	29,045
Income taxes payable	2,214	6,189
Accrued product warranty	3,584	3,188

Total current liabilities	47,200	45,199
Deferred income taxes and other	4,811	8,121
Long term debt	—	500
Stockholders’ equity	183,454	159,280

	$235,465	$213,100